EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:
DOV Pharmaceutical, Inc.
(201) 968-0980
Barbara Duncan                         Alan Beckhard
Chief Financial Officer                Manager, Investor Relations and Corporate
                                       Communications


   DOV Pharmaceutical, Inc. Places Ocinaplon Phase III Clinical Trial On Hold

Hackensack, NJ, August 25, 2005. DOV Pharmaceutical, Inc (NASDAQ: DOVP) announced today that it has suspended further dosing in the ongoing phase III clinical trial of ocinaplon, its novel anti-anxiety agent. This double-blind study had been intended to treat up to 373 healthy subjects and patients with generalized anxiety disorder with 60 mg/day of ocinaplon or placebo for four weeks. Approximately 200 subjects and patients have been randomized to treatment.

The recent occurrence of enzyme elevations in liver function tests (LFTs) for one subject in this trial were of sufficient concern that DOV, in consultation with the independent data monitoring committee, decided to suspend the trial. This will enable DOV to unblind the study results and fully evaluate the safety findings from all subjects in the clinical trial. The data from the one subject could be an outlier or could represent a consistent adverse effect of the study drug. Several other subjects had elevations of LFTs but not to a degree sufficient to stop dosing. DOV has notified the U.S. Food and Drug Administration (FDA) of its actions and will provide the results of these interim analyses to the FDA.

DOV will continue to monitor the subjects and patients currently enrolled in the clinical trial and, upon full analysis and completion of its review, make a decision to continue with ocinaplon or select a back-up compound. DOV will consult with the FDA prior to any decision to resume dosing at the current level or with a reduced dosage regimen. This process is likely to take several months.

"While committed to moving forward with the development of ocinaplon, DOV is, first and foremost, dedicated to ensuring the safety of all participants in our clinical trials," said Dr. Warren Stern, Senior Vice President of Drug Development at DOV. "In addition to ocinaplon, DOV's active and ongoing GABA modulator program for the treatment of anxiety includes several late-stage preclinical candidates that could substitute for ocinaplon if required."


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DOV will host a conference call on August 26, 2005 at 7:30 a.m. ET. The audio
Web cast can be accessed at http://www.dovpharm.com under Investor Relations and will remain archived on the Web site for 90 days. The dial-in numbers for the live teleconference are as follows: (Toll Free) 1-877-407-8031 and (International): 1-201-689-8031. A full replay of the conference call will be available through September 2, 2005. The replay can be accessed by dialing:
(Toll Free) 1-877-660-6853 and (International): 1-201-612-7415 and entering account # 286 and conference ID# 167030.

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DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system and other disorders, including cardiovascular, that involve alterations in neuronal processing. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, pain, anxiety and depression. Our partner Neurocrine has filed two NDAs for the use of DOV's compound indiplon for the treatment of insomnia.


Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

      o demonstrate the safety and efficacy of product candidates at each stage of development;

      o meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

      o develop an acceptable development plan under and otherwise achieve the results contemplated by the recent amendment to the existing license agreement with Merck;

      o meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

      o meet obligations and required milestones under our license and other agreements;

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      o     obtain and maintain collaborations as required with pharmaceutical partners;

      o     obtain substantial additional funds;

      o     obtain and maintain all necessary patents or licenses; and

      o produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

Factors that may cause our actual results to differ materially from our forward-looking statements include (i) one or more of our product candidates could be shown to cause harmful side effects, (ii) one or more of our product candidates may not exhibit the expected therapeutic results, (iii) we or the FDA may suspend one or more of our clinical trials, (iv) patient recruitment may be slower than expected or patients may drop out of our clinical trials, (v) regulatory approval for our product candidates may not be received or may be delayed, and (vi) performance of our licensees and collaborative partners on whom our success depends may not fulfill their obligations to us. You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2005. We qualify all our forward-looking statements by these cautionary statements. There may be other factors that may materially affect our forward-looking statements and our future results. Readers should not, therefore, place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.